PART I.   FINANCIAL INFORMATION

Item 1.   Financial Statements

              Crescendo Pharmaceuticals Corporation
                  (a development stage company)

         Condensed Statements of Operations (unaudited)
            (in thousands, except per share amounts)




                                                            Period from
                            Three months      Six months    inception
                                ended             ended    (June 26, 1997)
                               June 30,         June 30,     to June 30,
                            2000     1999     2000     1999       2000
__________________________________________________________________________

Revenues:
 Net interest and
    investment income    $   909  $ 2,057  $ 2,039  $ 4,318   $ 27,473
 Royalty revenue           1,377      430    2,394      920      4,779
                        __________________________________________________
   Total revenues          2,286    2,487    4,433    5,238     32,252

Expenses:
 Research & development
  performed under
  contract with ALZA
  Corporation(a
   related party)        21,830   31,866    42,186   54,140    278,123
 General &
  administrative            346      290       578      560      3,718
__________________________________________________________________________
   Total expenses        22,176   32,156    42,764   54,700    281,841
__________________________________________________________________________

Loss before taxes       (19,890) (29,669)  (38,331) (49,462)  (249,589)

Income taxes                  -        -         -        -      1,421
                        __________________________________________________
Net loss               $(19,890)$(29,669) $(38,331)$(49,462) $(251,010)
==========================================================================

Net loss per
 common share

Basic and Diluted       $(4.11)  $(5.98)   $(7.88)  $(9.96)   $(55.37)
==========================================================================

See accompanying notes.


            Crescendo Pharmaceuticals Corporation
                  (a development stage company)

              Condensed Balance Sheets (unaudited)
  (in thousands, except number of shares and per share amounts)


                                          June 30,    December 31,
                                             2000         1999
_________________________________________________________________
ASSETS
Current assets:
   Cash and cash equivalents              $ 42,181    $ 54,682
   Short-term investments                       66       6,989
   Interest receivable                          41         321
   Taxes receivable                          3,209       3,502
   Accounts receivable (from
    ALZA Corporation, a related party)       1,405         707
   Other current assets                         44         120
_________________________________________________________________
      Total current assets                  46,946      66,321

Employee loan                                  300         300
Long-term investments                       14,346      31,448
_________________________________________________________________
      Total assets                        $ 61,592    $ 98,069
=================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Payable to ALZA Corporation            $ 15,294    $ 12,120
    (a related party)
   Accrued liabilities                          23          97
_________________________________________________________________
      Total current liabilities             15,317      12,217

Stockholders' equity:
   Class A Common Stock, $0.01 par value,
    6,000,000 shares authorized;
    4,833,509 and 4,908,198 shares issued
    and outstanding at June 30, 2000
    and December 31, 1999, respectively         49          49
   Class B Common Stock, $1.00 par value,
    1,000 shares authorized, issued and
    outstanding                                  1           1
   Additional paid-in capital              297,566     298,951
   Accumulated other comprehensive loss       (331)       (470)
   Deficit accumulated during development
    stage                                 (251,010)   (212,679)
_________________________________________________________________
      Total stockholders' equity            46,275      85,852
_________________________________________________________________
       Total liabilities and
        stockholders' equity              $ 61,592    $ 98,069
=================================================================
See accompanying notes.


               Crescendo Pharmaceuticals Corporation
                   (a development stage company)

          Condensed Statements of Cash Flows (unaudited)
        Increases (Decreases) in Cash and Cash Equivalents
                          (in thousands)

                                                            Period from
                                                              inception
                                      Six months ended      (June 26, 1997)
                                           June 30,           to June 30,
                                        2000      1999          2000
___________________________________________________________________________
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                          $ (38,331)  $ (49,462)   $(251,010)
 Non-cash adjustments to reconcile
   net loss to net cash used in
   operating activities:

 (Increase) decrease in assets:
   Interest receivable                   280       1,075          (41)
   Taxes receivable                      293           -       (3,209)
   Accounts receivable from ALZA
     Corporation (a related party)      (698)          -       (1,405)
   Other current assets                   76      (2,276)         (44)

 Increase (decrease) in liabilities:
  Payable to ALZA Corporation          3,174         370       15,294
   Accrued liabilities                   (74)         (7)          23
___________________________________________________________________________
   Total adjustments                   3,051        (838)      10,618

Net cash used in
 operating activities                (35,280)    (50,300)    (240,392)

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of available-for-sale
   securities                              -     (12,042)    (228,660)
 Sales of available-for-sale
   securities                         24,164      55,843      208,917
 Maturities of available-for-
   sale securities                         -       5,000        5,000
 Employee loan, long-term                  -           -         (300)
___________________________________________________________________________
Net cash provided by (used in)
 investing activities                 24,164      48,801      (15,043)

CASH FLOWS FROM FINANCING ACTIVITIES:
 Issuance of common stock to
   ALZA Corporation                        -           -      300,000
 Repurchase of common stock           (1,385)       (548)      (2,384)
___________________________________________________________________________
 Net cash provided by
  financing activities                (1,385)       (548)     297,616
___________________________________________________________________________
Net increase (decrease) in cash and
 cash equivalents                    (12,501)     (2,047)      42,181
___________________________________________________________________________
Cash and cash equivalents
 at beginning of period                54,682     54,326            -
___________________________________________________________________________
Cash and cash equivalents
 at end of period                    $ 42,181   $ 52,279     $ 42,181
===========================================================================
See accompanying notes.


Crescendo Pharmaceuticals Corporation
(a development stage company)

Notes to Condensed Financial Statements (unaudited)

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

   Crescendo Pharmaceuticals Corporation ("Crescendo") was incorporated in Delaware on June 26, 1997 and commenced operations on September 30, 1997. Crescendo was formed for the purpose of selecting and developing human pharmaceutical products (the "Crescendo Products") and commercializing such products, most likely through licensing to ALZA Corporation ("ALZA"). Since its formation, Crescendo's principal activity has been conducting product development under its agreements with ALZA. In accordance with generally accepted accounting principles, Crescendo is considered a development stage company.

   Crescendo incurred research and development expenses of approximately $21.8 million and $42.2 million for the three months and six months ended June 30, 2000, respectively. This compares with $31.9 million and $54.1 million for the three months and six months ended June 30, 1999, respectively. Research and development expenses have totaled approximately $278.1 million for the period from inception (June 26, 1997) through June 30, 2000. If Crescendo continues to fund the development of Crescendo Products at the current rate, funds available for product development will likely be exhausted by the end of 2000 and product development funding by Crescendo will cease at that time. When Available Funds (described below) are nearly exhausted, certain critical timetables relating to ALZA's purchase option with respect to all of Crescendo's Class A Common Stock (the "Crescendo Shares") and ALZA's option to license any or all Crescendo Products not yet licensed by ALZA will be triggered, as described more fully in Note 4 below. The Board of Directors of Crescendo has initiated activities to establish a contingency plan for the continued operations of Crescendo in the event that ALZA chooses not to exercise the purchase option, and Crescendo has the right, under its agreements with ALZA, to take necessary steps to cease development funding and maintain a cash reserve of up to $2 million to ensure Crescendo's ability to meet its operating cash needs through at least December 31, 2000.

   The information at June 30, 2000, for the three months and six months ended June 30, 2000 and 1999, and for the period from inception (June 26, 1997) through June 30, 2000 is unaudited, and includes all adjustments (consisting only of normal recurring adjustments) that the management of Crescendo believes necessary for fair presentation of the results for the periods presented. Interim results are not necessarily indicative of the results for the full year. The balance sheet for December 31, 1999 was derived from the audited balance sheet. The financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 1999 included in Crescendo's 1999 Annual Report on Form 10-K.

Accounting for Revenues and Expenses

   At June 30, 2000, Crescendo's revenue consisted of interest and investment income and product payments, referred to as royalty revenue in Crescendo's financial statements. Since the first quarter of 1999, Crescendo has accrued royalty revenue based on net sales in the United States of one Crescendo Product, Ditropan XL-Registered Trademark-, licensed by ALZA. Royalties in respect of Ditropan XL are recognized in the period in which earned (the period in which product sales are made by ALZA, from which Crescendo receives product payments) based on information reported to Crescendo by ALZA.

   Crescendo has incurred and expects to incur most of its expenses under its agreements with ALZA. Development Costs paid to ALZA under a Development Agreement, and amounts paid to ALZA under a Services Agreement, are recorded as research and development expenses and general and administrative expenses, respectively, and are recognized on an accrual basis as incurred. These expenses are recorded in the period in which services have been provided by ALZA to Crescendo or in which expenses have been incurred by ALZA on behalf of Crescendo. The Technology Fee paid to ALZA under a Technology License Agreement is recorded monthly, as incurred, as research and development expense. See Note 4 for a description of the agreements between Crescendo and ALZA.

Investment Risk

    Crescendo invests excess cash in money market and fixed income securities of banks and companies with strong credit ratings, from a variety of industries, and in U.S. government obligations. These securities typically bear minimal risk and Crescendo has not experienced any losses on its investments due to institutional failure or bankruptcy. Crescendo's investment policy is designed to limit exposure with any one institution.

Use of Estimates

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents, and Short-Term Investments

     Cash and cash equivalents include cash balances and investments with maturities of three months or less at the time of purchase. Short-term investments include commercial paper and other highly liquid investments with maturities less than one year. Cash, cash equivalents and short-term investments are stated at their fair value.


NOTE 2. INVESTMENTS

     Crescendo has classified its entire investment portfolio, including cash and cash equivalents of approximately $42.2 million and $54.7 at June 30, 2000 and December 31, 1999, respectively, as available-for-sale. Investments in the available-for-sale category are generally carried at fair market value with unrealized gains and losses recorded as a separate component of stockholders' equity. Realized losses for the periods ended June 30, 2000 and December 31, 1999 were not material. The cost of securities when sold is based upon specific identification.

     The following is a summary of Crescendo's investment portfolio at June 30, 2000(in thousands):

                          Available-for-Sale Securities
____________________________________________________________________
                                                       Estimated
                   Amortized   Unrealized  Unrealized    Fair
                      Cost       Gains       Losses     Value
____________________________________________________________________
U.S. Treasury
 securities and
 obligations of
 U.S. government
 agencies           $ 4,991     $  -       $(85)     $  4,906

Collateralized
 mortgage
 obligations and
 asset backed
 securities           9,752        -       (246)        9,506

Corporate debt
 securities               -        -           -            -

Money market funds   40,232        -           -       40,232
____________________________________________________________________
                    $54,975     $  -       $(331)    $ 54,644
====================================================================

The amortized cost and estimated fair value of securities at June
30, 2000, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.

                                               Estimated
                                 Amortized       Fair
                                   Cost         Value
____________________________________________________________________
Due in one year or less        $  40,299      $  40,298
Due after one year through
 three years                      14,676         14,346
____________________________________________________________________
                               $  54,975      $  54,644
===================================================================

NOTE 3. STOCKHOLDERS' EQUITY

Common Stock Repurchase

     On May 27, 1999, Crescendo's Board of Directors announced a program under which Crescendo may purchase Crescendo Shares in the open market from time to time using product payments received from ALZA. During the second quarter of 2000, Crescendo purchased 37,764 Crescendo Shares for approximately $0.7 million. As of June 30, 2000, Crescendo had purchased a total of 131,961 Crescendo Shares under this program for approximately $2.4 million. The excess of the purchase price of the Crescendo Shares over their stated value has been reflected as a decrease in additional paid-in capital on the accompanying balance sheet. The Board of Directors has determined that the program will continue in the third quarter of 2000, subject to the availability of Crescendo Shares at an appropriate price.

Per Share Information

      Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding for the period. Diluted loss per share is calculated by dividing net loss by the weighted average common shares outstanding for the period plus the dilutive effect of stock options.

     The following table sets forth the computation of Crescendo's basic and diluted loss per share:


                                                               Period from
                           Three months         Six months       inception
                               ended               ended       (June 26, 1997)
                              June 30,            June 30,       to June 30,
                           2000     1999        2000     1999         2000
                 _____________________________________________________________
NUMERATOR (IN THOUSANDS):
BASIC AND DILUTED
Net loss               $(19,890) $(29,669)  $(38,331) $(49,460)  $(251,010)
==============================================================================

DENOMINATOR (IN THOUSANDS):
BASIC AND DILUTED
Weighted average shares
outstanding               4,843     4,962      4,864     4,964        4,533
==============================================================================
BASIC NET LOSS
 PER SHARE               $(4.11)   $(5.98)    $(7.88)   $(9.96)      $(55.37)
==============================================================================
DILUTED NET LOSS
 PER SHARE               $(4.11)   $(5.98)    $(7.88)   $(9.96)      $(55.37)
==============================================================================

     The potentially dilutive effect of outstanding options to purchase 100,000 Crescendo Shares in the three months and six months ended June 30, 2000 and 1999, and for the period from inception (June 26, 1997) through June 30, 2000, were excluded from the diluted per share calculations as they would have been anti-dilutive for all periods.

NOTE 4. ARRANGEMENTS WITH ALZA CORPORATION

    On September 29, 1997, ALZA contributed $300 million in cash to Crescendo. On September 30, 1997, all of the then outstanding Crescendo Shares (a total of 4,965,470 shares) were distributed to the holders of ALZA common stock and ALZA's convertible subordinated debentures. Crescendo Shares are traded on The NASDAQ Stock Market-Registered Trademark- under the symbol "CNDO." ALZA holds all 1,000 shares of Crescendo Class B Common Stock.

    In connection with ALZA's contribution to Crescendo and the distribution of Crescendo Shares, Crescendo and ALZA entered into a number of agreements, including a Development Agreement, Technology License Agreement, License Option Agreement and Services Agreement, discussed below.

    Crescendo and ALZA have a Development Agreement pursuant to which ALZA conducts product development and related activities on behalf of Crescendo under work plans and cost estimates which have been proposed by ALZA and approved by Crescendo. Crescendo is required to use the cash initially contributed to it by ALZA, plus interest thereon, less Crescendo's administrative expenses, the Technology Fee paid to ALZA and reserves of up to $2 million (the "Available Funds") to conduct activities under the Development Agreement.

    Under the Development Agreement, Crescendo initially agreed to fund the development of seven identified products (the "Initial Products"). As of June 30, 2000, three of the Initial Products (OROS-Registered Trademark- oxybutynin, DUROS-Registered Trademark-leuprolide and OROS-Registered Trademark- methylphenidate) remained in active development and/or had been licensed by ALZA. Research and development expenses for the three months and six months ended June 30, 2000, were approximately $21.8 million and $42.2 million, respectively. This compares with $31.9 million and $54.1 million for the three and six months ended June 30, 1999, respectively.
All periods include a Technology Fee paid by Crescendo to ALZA.
For the period from inception (June 26, 1997) through June 30, 2000, Crescendo recorded research and development expenses of approximately $278.1 million.

   Crescendo and ALZA have a Technology License Agreement pursuant to which ALZA has granted to Crescendo a worldwide license to use ALZA technology solely to select and develop Crescendo Products, to conduct related activities, and to commercialize such products. In exchange for the license to use existing ALZA technology relating to the Initial Products, Crescendo pays a Technology Fee to ALZA, payable monthly over a period of three years, in the amount of $1 million per month for the first 12 months following the distribution of Crescendo Shares, $667,000 per month for the following 12 months and $333,000 per month for the next 12 months(beginning in September 1999)(the "Technology Fee"). The Technology Fee is not payable after August 2000. Crescendo recorded a Technology Fee expense of $1.0 million and $2.0 million for the three months and six months ended June 30, 2000, as compared with $2.0 million and $4.0 million for the three and six months ended June 30, 1999. For the period from inception (June 26, 1997) through June 30, 2000, Crescendo recorded $23.3 million of Technology Fee expense. The Technology Fee is included in research and development expenses.

    Pursuant to the License Option Agreement entered into by Crescendo and ALZA, Crescendo has granted ALZA an option to acquire a license to each Crescendo Product (the "License Option"). The License Option for any such Crescendo Product is exercisable on a country-by-country basis at any time until (i) with respect to the United States, 30 days after clearance by the United States Food and Drug Administration (the "FDA") to market such Crescendo Product in the United States and (ii) with respect to any other country, 90 days after the earlier of (a) clearance by the appropriate regulatory agency to market the Crescendo Product in such country and (b) clearance by the FDA to market the Crescendo Product in the United States. The License Option will expire, to the extent not previously exercised, 30 days after the expiration of ALZA's option to purchase all of the outstanding Crescendo Shares, described below. If and to the extent the License Option is exercised as to any Crescendo Product, ALZA will acquire a perpetual, exclusive license (with the right to sublicense) to develop, make, have made and use the licensed product, and to sell and have sold the licensed product, in the country or countries as to which the License Option is exercised.

     Under the License Agreement for each licensed product (a form of which is attached to the License Option Agreement), ALZA will make payments to Crescendo with respect to the licensed product equal to 1% of net sales of the licensed product by ALZA and its sublicensees, distributors and marketing partners, plus an additional 0.1% of such net sales for each full $1 million of Development Costs (as defined in the Development Agreement) of the licensed product that have been paid by Crescendo, not to exceed 2.5% of net sales in the first year a licensed product is sold in a major market country, and not to exceed 3% for the following two years. ALZA has the right to buy out Crescendo's right to receive payments for licensed products on a country-by-country or global basis in accordance with a formula set forth in the License Agreement.

    In December 1998, ALZA exercised its option to obtain a worldwide license to OROS oxybutynin from Crescendo. ALZA launched the product in the United States under the name Ditropan XL on February 1, 1999. Under the terms of the license agreement between Crescendo and ALZA, Crescendo receives payments from ALZA based on worldwide net sales of the product. For the first three years the rates are 2.5%, 3.0%, and 3.0% of net sales, respectively; thereafter the rate is expected to be between 5.5% and 6.5%, based on the Development Costs of the product to date and future anticipated Development Costs to be paid by Crescendo. On January 1, 2000, the payment rate increased from 2.5% to 3.0% of net sales. Royalty revenue for the three and six months ended June 30, 2000 was approximately $1.4 million and $2.4 million, respectively, and was derived from net sales of Ditropan XL in the United States. On June 19, 2000, Sanofi-Synthelabo, ALZA's marketing partner in Europe for Ditropan XL, received approval to market Ditropan XL in the United Kingdom and launched the product in July 2000. Under the terms of its license agreement with ALZA, Crescendo will receive payments from ALZA based on Sanofi-Synthelabo's net sales of the product.

     On March 3, 2000, DUROS leuprolide (Viadur-Trademark-) was approved for marketing by the FDA. Also on March 3, 2000, ALZA exercised its option to obtain a worldwide license to DUROS leuprolide from Crescendo. Under the terms of the license agreement between Crescendo and ALZA, Crescendo will receive payments from ALZA based on worldwide net sales of the product. For the first three years the rates will be 2.5%, 3.0%, and 3.0% of net sales, respectively; thereafter the rate is expected to be between 9.0% and 9.5%, based on the Development Costs of the product to date and future anticipated Development Costs to be paid by Crescendo. On April 5, 2000, ALZA announced that it had entered into a U.S. commercialization agreement for Viadur with Bayer Corporation ("Bayer"). Under the terms of its license agreement with ALZA, Crescendo will receive payments from ALZA based on Bayer's net sales of the product.

    Pursuant to Crescendo's Restated Certificate of Incorporation, ALZA has a purchase option which gives ALZA the right to purchase all (but not less than all) of the Crescendo Shares (the "Purchase Option"). The Purchase Option is exercisable by written notice to Crescendo at any time until January 31, 2002, provided that such date will be extended for successive six month periods if, as of any July 31 or January 31 beginning with July 31, 2001, Crescendo has not paid (or accrued expenses for) at least 95% of Available Funds pursuant to the Development Agreement. In any event, the Purchase Option will terminate on the 60th day after Crescendo provides ALZA with a statement that, as of the end of any calendar month, there are less than $2.5 million of Available Funds which have not been expended under the Development Agreement, accompanied by a report of Crescendo's independent auditors.

   If the Purchase Option is exercised, the exercise price will be the greatest of:

 (a)(i) 25 times the actual payments made by or due from ALZA to Crescendo under the Development Agreement and the License Agreement for any product (and, in addition, such payments as would have been made by or due from ALZA to Crescendo if ALZA had not previously exercised its payment buy-out option with respect to any such payments) for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (provided, however, that for any product which has not been commercially sold during each of such four calendar quarters, the portion of the exercise price for such product will be 100 times the average of the quarterly payments made by or due from ALZA to Crescendo for each of such calendar quarters during which such product was commercially sold) less
   (ii) any amounts previously paid to exercise any payment buy-out option;

 (b) the fair market value of one million shares of ALZA common stock;

 (c) $325 million less all amounts paid by or due from Crescendo under the Development Agreement to the date the Purchase Option is exercised; and

 (d) $100 million.

   In each case, the amount payable as the Purchase Option exercise price will be reduced to the extent, if any, that Crescendo's liabilities at the time of exercise (other than liabilities under the Development Agreement, the Technology License Agreement and the Services Agreement, described below) exceed Crescendo's cash and cash equivalents, and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). ALZA may pay the exercise price in cash, in ALZA common stock or in any combination of cash and ALZA common stock.

   Crescendo and ALZA have a Services Agreement pursuant to which ALZA provides certain administrative services, including accounting and legal services, to Crescendo. Specified charges for such services are generally intended to allow ALZA to recover its direct costs of providing the services, including fully-allocated overhead, plus all out of pocket costs and expenses, but without any profit (i.e. ALZA's fully-burdened cost). The Services Agreement originally had a one-year term and is renewed automatically for successive one-year terms during the term of the Development Agreement, unless terminated by Crescendo at any time upon 60 days' written notice. Crescendo accrues estimated expenses on a monthly basis under the Services Agreement. Such expenses include (i) third party direct expenses paid by ALZA on behalf of Crescendo; (ii) actual salaries, including benefits, of ALZA's personnel performing services for Crescendo; and (iii) ALZA's standard administrative overhead charge, calculated as a percent of salaries. As a result of a change in certain estimates, Crescendo recorded a net credit of $15,000 from ALZA under the Services Agreement for the three months ended March 31, 2000. Expenses incurred under this agreement for the three months ended June 30, 2000 were $81,000, as compared with $15,000 for the three months ended June 30, 1999. Because of the credit in the first quarter of 2000, expenses under the Services Agreement for the six months ended June 30, 2000 were approximately $66,000, as compared with $61,000 for the six months ended June 30, 1999. General and administrative expenses incurred under the Services Agreement for the period from inception (June 26, 1997) through June 30, 2000 were approximately $564,000.

    At June 30, 2000, the amount payable to ALZA under the Development Agreement and the Services Agreement was approximately $15.3 million. The Technology Fee is paid in the month it is accrued.

NOTE 5. SUBSEQUENT EVENTS

    On August 1, 2000, OROS methylphenidate (Concerta-Trademark-) was approved for marketing by the FDA. Also on August 1, 2000, ALZA exercised its option to obtain a worldwide license to OROS methylphenidate from Crescendo. Under the terms of the license agreement between Crescendo and ALZA, Crescendo will receive payments from ALZA based on worldwide net sales of the product. For the first three years the rates will be 2.5%, 3.0%, and 3.0% of net sales, respectively; thereafter the rate is expected to be between 8.5% and 9.0%, based on the Development Costs of the product to date and future anticipated Development Costs to be paid by Crescendo. On April 18, 2000, ALZA announced that it had entered into an agreement with McNeil Consumer Healthcare ("McNeil"), a Johnson & Johnson company, to co-promote the product in the United States.